Exhibit 10.1
TEKELEC
2007 Executive Officer Bonus Plan
Tekelec (“Tekelec” or the “Company”) believes that a portion of each executive officer’s annual compensation should be directly related to the Company’s financial performance and such officer’s achievement of individual objectives. The 2007 Officer Bonus Plan (“2007 Bonus Plan” or “this Plan”) is designed to motivate Tekelec’s officers and to reward them for their continuing contributions to the Company’s business if, in 2007, the Company achieves certain financial results and such officers achieve their individual business or strategic objectives. The Company believes that the achievement of these results and objectives is essential for the Company’s success. The effective date of the 2007 Bonus Plan is May 18, 2007 (the “Effective Date”).
2007 Bonus Plan
Each Eligible Officer (as defined below), by virtue of his or her continuing employment with Tekelec, will be eligible to receive:
(i)	2007 1H Bonus: a bonus based on the Company’s financial performance as measured by the degree to which the Company achieves a pre-set, Board of Directors (“Board”) approved,[1] consolidated operating income before bonus goal for the first six months of 2007;
(ii)	2007 2H Bonus: a bonus based on the Company’s financial performance as measured by the degree to which the Company achieves a pre-set, Board approved, consolidated operating income before bonus goal for the second six months of 2007;
(iii)	2007 1H MBO Bonus: a bonus based on his/her achievement in the first half of 2007 of individual, business or strategic objectives approved by the Board; and
(iv)	2007 2H MBO Bonus: a bonus based on his/her achievement in the second half of 2007 of individual, business or strategic objectives approved by the Board.
The 2007 1H Bonus and the 2007 2H Bonus are sometimes referred to herein individually as a ‘Semi-Annual Bonus,” and collectively as “Semi-Annual Bonuses.” The 2007 1H MBO Bonus and the 2007 2H MBO Bonus are sometimes referred to herein individually as an “MBO Bonus,” and collectively as “MBO Bonuses.” For purposes of this Plan, “semi-annual period” means the period from January 1, 2007 through June 30, 2007 (the “First Semi-Annual Period”) and the period from July 1, 2007 through December 31, 2007 (the “Second Semi-Annual Period”).
The Semi-Annual Bonuses and the MBO Bonuses payable to an Eligible Officer will be calculated as a percentage of such Officer’s annual base salary of record in effect at the end of the semi-annual period for which the bonuses are payable. An Eligible Officer’s annualized actual earnings for a semi-annual period will be used to calculate his/her bonus if an Eligible Officer is on a leave of absence in excess of 30 days during a semi-annual period. In determining an Eligible Officer’s annual base salary of record or actual earnings, certain compensation and payments (e.g., reimbursement for moving expenses, bonus payments received under the 2006 Officer Bonus Plan or this Plan, stock option or other equity incentive compensation, discretionary bonuses, disability benefits, sign-on bonuses, vacation cash outs, on call pay, and similar payments) shall be excluded.
If an executive officer commences his/her employment as an Eligible Officer in the first or third calendar quarter of 2007, then for purposes of determining the amount payable as a Semi-Annual Bonus or an MBO Bonus for the semi-annual period in which his/her employment commences, an Officer’s annual base salary will be prorated based on the ratio of (i) the number of days that an executive officer serves as an Eligible Officer during

[1]	This and further references to Board action or approval shall be interpreted as a duly adopted Board resolution following consideration and a recommendation by the Compensation Committee of the Board, if the Board accepts such recommendation, or alternatively by a duly adopted resolution of the Board based on a vote by the independent members of the Board as defined by NASDAQ rules.

the semi-annual period to (ii) 180 (such ratio shall not be greater than one). An executive officer who commences his/her employment during the second or fourth calendar quarter of 2007 will not be eligible to receive either a Semi-Annual Bonus or an MBO Bonus for the semi-annual period in which his/her employment commences.
Eligible Officers
The following executive officers have been designated by the Board as Eligible Officers for purposes of the 2007 Bonus Plan and will be eligible to participate in the 2007 Bonus Plan (all titles are positions with Tekelec unless otherwise specified):
Eligible Officers
Chief Executive Officer & President
Executive Vice President & Chief Financial Officer
Executive Vice President, Global Business Group Solutions
President & General Manager, NSG
President & General Manager, CSSG
Senior Vice President, Corporate Affairs & General Counsel
Chief Strategy & Corporate Development Officer
Senior Vice President, Operations
VP, Corporate Controller & Chief Accounting Officer
VP, Chief Information Officer
A person appointed as an Executive Officer of the Company after the Effective Date shall be eligible to participate in the 2007 Bonus Plan if he/she is expressly designated by the Board as an Eligible Officer under the 2007 Bonus Plan; provided, however, that notwithstanding anything to the contrary in this Plan, an executive officer who commences his/her employment during the second or fourth calendar quarter of 2007 will not be eligible to receive either a Semi-Annual Bonus or an MBO Bonus for the semi-annual period in which his/her employment commences.
An Eligible Officer whose title changes after the Effective Date shall be entitled to participate in the 2007 Bonus Plan on the same terms and conditions as applied immediately prior to such title change unless either (i) the terms of such Eligible Officer’s participation in the 2007 Bonus Plan are changed pursuant to a duly adopted resolution of the Board; (ii) the Board amends this Plan to add the new title as an Eligible Officer in the Eligible Officer table above in which case such Officer shall participate at the bonus participation level corresponding to such new title; or (iii) as a result of the change in title, such individual is no longer an Eligible Officer.
In order to earn and be eligible to receive bonuses payable under the 2007 Bonus Plan, an Eligible Officer must be employed by Tekelec or one of its subsidiaries as an Eligible Officer on the date on which such bonuses are paid, unless such requirement is waived by the Board. An Eligible Officer who is on an approved leave of absence from the Company at any time during 2007 will, for purposes of determining eligibility under the 2007 Bonus Plan, be treated as being employed by the Company during such leave of absence.
Semi-Annual Bonuses
The Company’s consolidated operating income from continuing operations before any bonuses payable under the 2007 Bonus Plan and the Company’s 2007 employee bonus plan (as adjusted to exclude the effects of equity incentive compensation expense, restructuring charges, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar non-GAAP charges or income) (“Adjusted Operating Income before Bonus”) for the First Semi-Annual Period and the Second Semi-Annual Period will be the financial measure for calculating the amount of Semi-Annual Bonuses under the 2007 Bonus Plan. If any of the Company’s existing business units becomes a discontinued operation prior to January 1, 2008, then the Adjusted Operating Income before Bonus amounts may be amended by the Board in its sole discretion.

The amount of an Eligible Officer’s Semi-Annual Bonus will be calculated by multiplying (i) the product of such Eligible Officer’s annual base salary of record at the end of the semi-annual period (or annualized actual earnings for such semi-annual period, if applicable) and the applicable 2007 Bonus Percentage listed opposite such Eligible Officer’s title in the Bonus Participation Table below by (ii) the applicable Bonus Factor. Stated mathematically, the amount of a Semi-Annual Bonus payable to an Eligible Officer equals ((AxB)xC), where A = an Eligible Officer’s annual base salary of record at the end of a semi-annual period (or 2007 annualized actual earnings, if applicable); B = the applicable Bonus Percentage for such Eligible Officer; and C = the applicable Bonus Factor.
The amount of the Company’s Adjusted Operating Income before Bonus for the First Semi-Annual Period or Second Semi-Annual Period will determine the applicable Bonus Factor. The Board will separately approve levels of Adjusted Operating Income before Bonus for purposes of determining such Bonus Factor. As indicated on example Schedule A, minimum Adjusted Operating Income before Bonus will result in a Bonus Factor of 50%, while greater amounts of Adjusted Operating Income before Bonus will result in higher Bonus Factors, up to a maximum Bonus Factor of 100%. There will be a linear increase in the percentage amount of the Bonus Factor if the amount of Adjusted Operating Income before Bonus falls between any two amounts. An Eligible Officer will not be entitled to receive a Semi-Annual Bonus if at least the minimum Adjusted Operating Income before Bonus for the applicable semi-annual period is not achieved.
Except as otherwise provided herein, a Semi-Annual Bonus will be payable in one lump sum (subject to applicable withholding taxes and other deductions) within 30 days after the Company’s consolidated financial results for a semi-annual period are publicly announced. An Eligible Officer who is on an approved leave of absence from the Company on the date on which Semi-Annual Bonuses are paid by the Company and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence, will be paid his/her Semi-Annual Bonus to which he/she is otherwise entitled within 30 days following his/her return to active status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which the Semi-Annual Bonuses are paid by the Company and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence, will not be eligible to receive a Semi-Annual Bonus.
MBO Bonuses
The percentage (0% to 100%) to which an Eligible Officer achieves his/her objectives for the first half or the second half of 2007 will be one of the measures for his/her MBO Bonus for such semi-annual period. The determination of the percentage to which an Eligible Officer achieves his/her objectives will be made by the Board within 45 days following the end of the applicable semi-annual period.
The amount of a bonus payable as an MBO Bonus to an Eligible Officer will be calculated by multiplying (i) the product of such officer’s annual base salary of record at the end of the semi-annual period (or annualized actual earnings for such semi-annual period, if applicable) and the applicable 2007 MBO Bonus Percentage listed opposite such Officer’s title in the Bonus Participation Table below by (ii) the product of the percentage degree to which it is determined that such Eligible Officer has achieved his/her objectives for the semi-annual period and the applicable Bonus Factor.
Except as otherwise provided herein, an MBO Bonus will be payable in one lump sum (subject to applicable withholding taxes and other deductions) within 30 days of the determination of the percentage degree to which the Eligible Officer has achieved his/her objectives. An Eligible Officer who is on an approved leave of absence from the Company on the date on which MBO Bonuses are paid by the Company and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence, will be paid his/her MBO Bonus to which he/she is otherwise entitled under this 2007 Bonus Plan within 30 days following his/her return to active status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which MBO Bonuses are paid by the Company and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence, will forfeit his/her right to any MBO Bonus to which he/she may otherwise be entitled for a semi-annual period.

Bonus Participation Levels
For purposes of determining an Eligible Officer’s Semi-Annual Bonus or MBO Bonus under the 2007 Bonus Plan, the 2007 Bonus Opportunity, 2007 1H and 2H Bonus Percentages, and 2007 1H and 2H MBO Bonus Percentages for each of the Eligible Officers identified below shall be as follows:
Bonus Participation Table

			2007		2007
		2007	1H MBO	2007	2H MBO
	2007 Bonus	1H Bonus	Bonus	2H Bonus	Bonus
Title	Opportunity	Percentage	Percentage	Percentage	Percentage
Chief Executive Officer & President	120%	38.4%	9.6%	57.6%	14.4%
Executive Vice President & Chief Financial Officer	90	28.8	7.2	43.2	10.8
Executive Vice President, Global Business Group Solutions	80	25.6	6.4	38.4	9.6
President & General Manager, NSG	70	22.4	5.6	33.6	8.4
President & General Manager, CSSG	70	22.4	5.6	33.6	8.4
Senior Vice President & General Counsel	70	22.4	5.6	33.6	8.4
Chief Strategy & Corporate Development Officer	65	20.8	5.2	31.2	7.8
Senior Vice President, Operations	50	16.0	4.0	24.0	6.0
VP, Corporate Controller & Chief Accounting Officer	50	16.0	4.0	24.0	6.0
VP, Chief Information Officer	40	12.8	3.2	19.2	4.8
Discretionary Bonuses:
In addition to bonuses payable under the 2007 Bonus Plan, discretionary bonuses may also be paid by the Company, but only upon the express approval of the Board in its sole discretion.
*      *      *       *

Schedule A
SEMI-ANNUAL BONUSES/BONUS FACTOR MATRIX

	First Semi-Annual Period	Second Semi-Annual Period
	Adjusted Operating Income	Adjusted Operating Income
	before Bonus	before Bonus
	(in thousands)	(in thousands)	Bonus Factor
Maximum	$ *	$ *	100%
	*	*	88
	*	*	75
	*	*	63
Minimum	*	*	50

*	The Board will separately established levels of Adjusted Operating Income before Bonus for purposes of this Schedule A.